Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/29/2024	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS SECOND QUARTER 2024 RESULTS

•Consolidated revenues for the quarter were nearly $6.5 billion, an increase over prior year of about 1% in constant currencies

•Systemwide sales* to loyalty members across 50 loyalty markets were over $26 billion for the trailing twelve-month period and approximately $7 billion for the quarter

CHICAGO, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2024.

“We are confident that Accelerating the Arches is the right playbook for our business and as consumers are more discriminating with their spend, we are focused on the outstanding execution of delivering reliable, everyday value and accelerating strategic growth drivers like chicken and loyalty,” said Chairman and CEO Chris Kempczinski.

Second quarter financial performance:
•Global comparable sales decreased 1.0%, reflecting negative comparable sales across all segments:
•U.S. decreased 0.7%
•International Operated Markets segment decreased 1.1%
•International Developmental Licensed Markets segment decreased 1.3%
•Consolidated revenues were flat (increased 1% in constant currencies).
•Systemwide sales decreased 1% (increased 1% in constant currencies).
•Consolidated operating income decreased 6% (5% in constant currencies). Results included $97 million of pre-tax non-cash impairment charges and $57 million of pre-tax restructuring charges associated with Accelerating the Organization. Excluding these current year charges, as well as prior year pre-tax charges of $18 million, consolidated operating income decreased 2% (was flat in constant currencies).**
•Diluted earnings per share was $2.80, a decrease of 11% (10% in constant currencies). Excluding the current year charges described above of $0.17 per share, diluted earnings per share was $2.97, a decrease of 6% (5% in constant currencies) when also excluding prior year charges.**

*Refer to page 4 for a definition of Systemwide sales.
**Refer to pages 2 and 3 for additional details on our results for the second quarter 2024 and 2023.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended June 30,
	2024	2023
U.S.	(0.7)%	10.3%
International Operated Markets	(1.1)	11.9
International Developmental Licensed Markets	(1.3)	14.0
Total	(1.0)%	11.7%

•U.S.: Comparable sales results were driven by negative comparable guest counts, partly offset by average check growth due to strategic menu price increases. Successful restaurant level execution and continued digital and delivery growth positively contributed to results.

•International Operated Markets: Segment performance was impacted by negative comparable sales across a number of markets, driven by France.

•International Developmental Licensed Markets: The continued impact of the war in the Middle East and negative comparable sales in China more than offset positive comparable sales in Latin America and Japan.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,490	$6,498	—%	1%	$12,659	$12,395	2%	2%
Operating income	2,920	3,104	(6)	(5)	5,655	5,637	—	1
Net income	2,022	2,310	(12)	(11)	3,951	4,113	(4)	(3)
Earnings per share-diluted	$2.80	$3.15	(11)%	(10)%	$5.46	$5.60	(2)%	(2)%

Results for 2024 included the following:
•Net pre-tax charges of $97 million, or $0.11 per share, for the quarter and $89 million, or $0.10 per share, for the six months, primarily related to non-cash impairment charges associated with the anticipated future sale of McDonald's business in South Korea
•Pre-tax charges of $57 million, or $0.06 per share, for the quarter and $100 million, or $0.10 per share, for the six months, related to restructuring charges associated with the Company's internal effort to modernize ways of working (Accelerating the Organization)
Results for 2023 included the following:
•Pre-tax charges of $18 million, or $0.02 per share, for the quarter and $198 million, or $0.20 per share, for the six months, related to the Company's Accelerating the Arches growth strategy, including restructuring charges associated with Accelerating the Organization
Excluding the above items, lower sales performance and higher Selling, general, and administrative expenses drove negative operating income performance for the quarter. Results for the six months reflected positive operating income performance driven primarily by higher sales-driven Franchised margins, partly offset by higher Selling, general, and administrative expenses. Results for both periods reflected higher interest expense and a higher effective tax rate.

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended June 30,
	Net Income				Earnings per share - diluted
	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$2,022	$2,310	(12)%	(11)%	$2.80	$3.15	(11)%	(10)%
(Gains)/Charges	124	14			0.17	0.02
Non-GAAP	$2,146	$2,324	(8)%	(7)%	$2.97	$3.17	(6)%	(5)%

	Six Months Ended June 30,
	Net Income				Earnings per share - diluted
	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$3,951	$4,113	(4)%	(3)%	$5.46	$5.60	(2)%	(2)%
(Gains)/Charges	150	148			0.20	0.20
Non-GAAP	$4,101	$4,261	(4)%	(3)%	$5.66	$5.80	(2)%	(2)%

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales and comparable guest counts are compared to the same period in the prior year and represent sales and transactions, respectively, at all restaurants, whether owned and operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters, pandemics and acts of war, terrorism or other hostilities. Comparable sales exclude the impact of currency translation and the sales of any market considered hyperinflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether owned and operated by the Company or by franchisees. Systemwide sales to loyalty members is comprised of all sales to customers who self-identify as a loyalty member when transacting with both Company-owned and operated and franchised restaurants. Systemwide sales to loyalty members are measured across approximately 50 markets with loyalty programs. Systemwide sales to loyalty members represents an aggregation of the prior four quarters of sales to loyalty members active in the last 90 days. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-owned and operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2024.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on July 29, 2024. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on July 29, 2024. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2024	2023	Inc/ (Dec)
Revenues
Sales by Company-owned and operated restaurants	$2,461	$2,487	$(26)	(1)%
Revenues from franchised restaurants	3,940	3,933	7	—
Other revenues	89	77	12	16

TOTAL REVENUES	6,490	6,498	(8)	—

Operating costs and expenses
Company-owned and operated restaurant expenses	2,074	2,091	(17)	(1)
Franchised restaurants-occupancy expenses	629	618	11	2
Other restaurant expenses	69	57	12	21
Selling, general & administrative expenses
Depreciation and amortization	101	95	6	6
Other	590	567	23	4
Other operating (income) expense, net	107	(36)	143	n/m
Total operating costs and expenses	3,570	3,393	177	5

OPERATING INCOME	2,920	3,104	(184)	(6)

Interest expense	373	330	43	13
Nonoperating (income) expense, net	(9)	(43)	34	(79)

Income before provision for income taxes	2,555	2,817	(262)	(9)
Provision for income taxes	533	506	27	5

NET INCOME	$2,022	$2,310	$(288)	(12)%

EARNINGS PER SHARE-DILUTED	$2.80	$3.15	$(0.35)	(11)%

Weighted average shares outstanding-diluted	722.0	734.3	(12.3)	(2)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2024	2023	Inc/ (Dec)
Revenues
Sales by Company-owned and operated restaurants	$4,816	$4,711	$105	2%
Revenues from franchised restaurants	7,663	7,521	142	2
Other revenues	180	163	17	10

TOTAL REVENUES	12,659	12,395	264	2

Operating costs and expenses
Company-owned and operated restaurant expenses	4,109	4,014	95	2
Franchised restaurants-occupancy expenses	1,256	1,216	40	3
Other restaurant expenses	137	120	17	14
Selling, general & administrative expenses
Depreciation and amortization	199	194	5	3
Other	1,212	1,121	91	8
Other operating (income) expense, net	90	93	(3)	(3)
Total operating costs and expenses	7,003	6,759	244	4

OPERATING INCOME	5,655	5,637	18	—

Interest expense	746	660	86	13
Nonoperating (income) expense, net	(54)	(107)	53	(50)

Income before provision for income taxes	4,964	5,084	(120)	(2)
Provision for income taxes	1,013	971	42	4

NET INCOME	$3,951	$4,113	$(162)	(4)%

EARNINGS PER SHARE-DILUTED	$5.46	$5.60	$(0.14)	(2)%

Weighted average shares outstanding-diluted	724.0	734.9	(10.9)	(1)%
n/m Not meaningful